Exhibit 6.3

                              Space Above This Line for Recording Data]

MEMORANDUM OF NADA HOMEOWNER AGREEMENT

This Memorandum of the Nada Homeowner Agreement (this “Memorandum”) is entered into as of ______________ (the “Effective Date”), by and between _______________ (the “Owner”) and [Acquisition Company LP]1, a Delaware limited liability company, and its successors and assigns (“Nada”). The Owner and Nada are sometimes referred to together in this Memorandum as the “Parties” and individually as a “Party”. Terms not defined in this Memorandum have the meanings provided in the Nada Homeowner Agreement (the “Homeowner Agreement”).

WHEREAS, on the Effective Date the Owner and Nada entered into that certain unrecorded Homeowner Agreement, which is incorporated by reference into this Memorandum as if set forth in full;

WHEREAS, pursuant to the Homeowner Agreement the Owner has granted and conveyed to Nada, inter alia, an exclusive and irrevocable option (the “Option”) to purchase an undivided percentage interest of fee simple title ownership in and to the residential real property owned by the Owner described on Schedule A (the “Property”);

WHEREAS, in consideration for granting and conveying the Option, Nada has paid to the Owner the Homeowner Payment;

WHEREAS, pursuant to the Homeowner Agreement the Owner has made certain representations, warranties, covenants and promises to, and for the benefit of, Nada regarding the Option and the Property; and

1 To be discussed- Form and domicile of acquisition entity.

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MEMORANDUM OF NADA HOMEOWNER AGREEMENT

WHEREAS, the Parties have executed and recorded this Memorandum to give notice of the Homeowner Agreement and certain rights of Nada to the Property and certain responsibilities the Owner owes Nada, as well as the covenants and promises of the Owner included in the Homeowner Agreement that run with the land and will be binding on any person who acquires the Property or any interest in the Property so long as the Nada Homeowner Agreement has not expired or been terminated.

NOW THEREFORE, in consideration of the foregoing the Parties agree as follows:

1.	Irrevocable Nature of Option. The Option granted to Nada by the Homeowner is irrevocable.

2.	Term. The term of the Option will commence on Effective Date and will expire on ____________ (the “Expiration Date”) unless the Option Term has been extended in accordance with the Nada Homeowner Agreement.

3.	Subsequent Owners. Every person who now or later owns or acquires any right, title or interest in or to the Property is and will be conclusively deemed to have consented and agreed to every restriction, provision, covenant, right and limitation contained in the Nada Homeowner Agreement and this Memorandum, whether or not such person expressly assumes such restrictions, provisions, covenants, rights and limitations or whether or not any reference to the Nada Homeowner Agreement or this Memorandum is contained in the instrument conveying such interest in the Property to such person.

4.	Covenants Run with the Land. The Nada Homeowner Agreement covenants are deemed to be covenants running with the land, so as to give it the broadest possible application, and include, without limitation, the following:

a.	Restrictions on the Owner’s right to transfer the Property.

b.	Restrictions on the Owner’s ability to borrow against the Property.

c.	Restrictions of the Owner’s ability to rent the Property.

d.	Requirement that the Owner pay to Nada a percentage of the Owner’s net equity investment in the Property pursuant to the terms and conditions of the Homeowner Agreement.

e.	Requirements that any sale of the Property conform to certain procedures set forth in the Nada Homeowner Agreement.

f.	Requirements that the Owner maintain adequate insurance on the Property against certain hazards.

g.	Requirements that the Owner keep the property free and clear of any liens or encumbrances not authorized by Nada.

5.	Governing Law. This Memorandum will be determined under, governed by, and construed in accordance with the laws of the State in which the Property is located, without regard to its conflict of law principles to the furthest extent possible.

6.	Counterparts. This Memorandum may be executed in counterparts, each of which when so executed will be deemed an original, but all such counterparts will constitute one and the same agreement.

7.	Notices. All notices or written communications required in connection with this Memorandum will be delivered in accordance with the Homeowner Agreement and to the following addresses, unless a Party has been notified by the other Party in writing of a substitute address:

Nada:	Owner:

[Signature Page Follows]

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MEMORANDUM OF NADA HOMEOWNER AGREEMENT

Intending to be legally bound, the Parties have executed this Memorandum as of the Effective Date by their signatures below.

[Acquisition Company LP]
By: Nada Holdings, Inc., its sole member

By:
Name:
Title:

Acknowledgement Form

State of ______________________

County of _____________________

On the _______day of ___________ in the year_____, before me, the undersigned notary public, personally appeared _________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

______________________________________

Notary Public

Print Name: ____________________________

Jurisdiction: ____________________________

My Commission Expires: __________________

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MEMORANDUM OF NADA HOMEOWNER AGREEMENT

Owner(s)

By:
Name:
Title:

Acknowledgement Form

State of ______________________

County of ____________________

On the _______day of ___________ in the year_____, before me, the undersigned notary public, personally appeared _________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

______________________________________

Notary Public

Print Name: ____________________________

Jurisdiction: ____________________________

My Commission Expires: __________________

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MEMORANDUM OF NADA HOMEOWNER AGREEMENT

Schedule A

PROPERTY DESCRIPTION

That certain real property situated in the City of described as follows:

County:
State:
Block No.:
Lot No.:

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MEMORANDUM OF NADA HOMEOWNER AGREEMENT